EXHIBIT 99.1                                                  ADD 1
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                              News Release

                                LANDAUER

                          For Immediate Release

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                         LANDAUER, INC. REPORTS
                       THIRD QUARTER 2005 RESULTS


 For Further Information Contact:       James M. O'Connell
                                        Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS, JULY 25, 2005 . . . LANDAUER, INC. (NYSE: LDR) reported today that net income for its third fiscal quarter ended June 30, 2005 was $4,531,000, or $0.50 per diluted share, compared with $4,393,000, or $0.49 per diluted share, for the same quarter in fiscal 2004. Revenues for the quarter just ended were $18,200,000, or almost 6% higher than revenues of $17,202,000 in the same period last year. Domestic radiation monitoring activities increased by approximately $500,000 for the quarter, due to higher pricing, increased ancillary service revenues and modest unit gains.

International radiation monitoring revenue growth of more than $425,000 resulted from a mix of increased business activity in Europe, Brazil and Asia, as well as a weaker U.S. dollar. The balance of revenue growth was attributable to sales of InLight products and services in the U.S. and abroad.

Operating income of $6,642,000 for the third quarter was $75,000 lower than a year ago. International costs for the quarter were almost $600,000 higher than a year ago and resulted primarily from costs associated with the conversion of French customers to InLight. The InLight conversion in France is expected to be completed by October 2005. Additional expense was incurred from the closing of the former Philips laboratory and merging those operations into the Paris facility. Domestic cost and expense increases of approximately $500,000 compared with a year ago resulted from higher professional fees and outside services including Sarbanes-Oxley documentation, testing and remediation work, as well as depreciation and amortization expense.


RESULTS FOR NINE MONTHS ENDED JUNE 30, 2005
-------------------------------------------

For the first nine months of fiscal 2005, Landauer reported net income of $14,104,000, or $1.56 per diluted share, compared with $13,238,000, or $1.48 per diluted share, for the same period in fiscal 2004. Revenues for the first nine months of the fiscal year were $56,231,000, or 7.6% higher than $52,242,000 reported for the same period a year ago. Domestic revenue growth, representing more than $1,800,000 of the increase, resulted from improved pricing and modestly higher volume for radiation measurement and ancillary services. International radiation monitoring revenues were approximately $1,200,000 higher as a result of higher pricing, increased international business activity and a continued weak U.S. dollar. The balance of revenue growth for the first nine months of 2005, or approximately $1,000,000, was attributable to sales of InLight products and services in the U.S. and abroad.






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LANDAUER, INC.                                                ADD 2



Aggregate costs and expenses for the first nine months of fiscal 2005 were $3,466,000 higher than a year ago, in part the result of increased business activity and general expense levels. International costs were higher by almost $1,900,000 and reflect the costs of InLight products sold, planned costs for conversion of French customers to InLight, the consolidation of two laboratories in France and currency translation. Domestic costs and expenses increased by almost $1,600,000 for the first nine months and include higher depreciation and amortization expense, professional and outside service fees related to Sarbanes-Oxley compliance and market research, and higher postage costs. Resulting operating income for the first nine months of fiscal 2005 was $21,266,000 compared with $20,743,000 for the same period in 2004.

Year-to-date net other income was $145,000 higher than a year ago.
Earnings from Nagase-Landauer, Ltd., the Company's joint venture in Japan, were higher by $219,000 and net interest and other expenses increased by $74,000. For the first nine months of fiscal 2005, minority interest in net income of subsidiaries was $215,000 lower than for the same period a year ago, as a result of the acquisition of the remaining interest in LCIE-Landauer. Income taxes for the first nine months of fiscal 2005 were slightly higher than year-ago levels. The effective tax rate for the current year of 36.5% reflects higher Nagase-Landauer income, as well as certain non-taxable items, and compares with 37.5% for the first nine months of fiscal 2004.


OUTLOOK FOR BALANCE OF FISCAL 2005

Management's review of the first nine months of fiscal 2005 and expected business activity for the fourth quarter indicate that aggregate revenue growth for the year is anticipated to be 7 - 8%. Fiscal 2005 revenues from traditional domestic and international radiation monitoring services are expected to grow by approximately 5.5% compared with 2004. Revenues from sales for the InLight product line will contribute to the balance of revenue growth. Domestic revenue growth drivers include pricing, moderate unit growth and increased sales of ancillary services. Pricing and increased unit volume are expected to contribute to international revenue growth in 2005, although currency exchange rates may impact results reported in U.S. dollars. Based on the Company's current operating plan, costs and operating expenses for fiscal 2005 are expected to grow at an aggregate rate of 10 - 10.5% compared with 2004. Net other income in fiscal 2005 is anticipated to be approximately $200,000 higher than in fiscal 2004 and minority interest should be $200,000 lower, as a result of the elimination of the minority interest in LCIE-Landauer. The effective income tax rate for fiscal 2005 is expected to be 36.5 - 37%, compared with 37.4% in fiscal 2004. Based on these estimates, resulting net income for fiscal 2005 is currently anticipated to be higher by 5 - 6% compared with fiscal 2004.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call on Tuesday, July 26, 2005, at 10:00 a.m. central time that will be broadcast simultaneously via the Internet at:

   http://phx.corporate-ir.net/playerlink.zhtml?c=94416&s=wm&e=1097789

Please allow 15 minutes to register and download the required software. A replay will be available for 90 days at the above address.






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LANDAUER, INC.                                                ADD 3



ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine personal exposure to occupational and environmental radiation. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.


SAFE HARBOR STATEMENT

Certain of the statements made herein (including, in particular, under the caption "Outlook for Balance of Fiscal 2005"), constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies, generally; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the Company and its subsidiaries or ventures; the valuation of the Company's long lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and other reports filed by the Company from time to time with the Securities and Exchange Commission.























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LANDAUER, INC.                                                ADD 4



             THIRD QUARTER FISCAL 2005 FINANCIAL HIGHLIGHTS
        (Unaudited; amounts in thousands, except per share data)


                            THREE MONTHS ENDED     NINE MONTHS ENDED
                                  JUNE 30,              JUNE 30,
                           --------------------  --------------------
                              2005       2004       2005       2004
                           ---------  ---------  ---------  ---------

Net revenues. . . . . . .  $  18,200  $  17,202  $  56,231  $  52,242

Costs and expenses:
  Cost of revenues. . . .      7,071      6,435     21,427     18,938
  Selling, general and
    administrative. . . .      4,487      4,050     13,538     12,561
                           ---------  ---------  ---------  ---------

                              11,558     10,485     34,965     31,499
                           ---------  ---------  ---------  ---------

Operating income. . . . .      6,642      6,717     21,266     20,743

Other income - net. . . .        383        297      1,027        882
                           ---------  ---------  ---------  ---------

Income before income
  taxes and minority
  interest. . . . . . . .      7,025      7,014     22,293     21,625

Income taxes. . . . . . .      2,475      2,615      8,133      8,116
                           ---------  ---------  ---------  ---------

Income before minority
  interest. . . . . . . .      4,550      4,399     14,160     13,509

Minority interest . . . .         19          6         56        271
                           ---------  ---------  ---------  ---------

Net income. . . . . . . .  $   4,531  $   4,393  $  14,104  $  13,238
                           =========  =========  =========  =========

Net income per
 common share:

  Basic . . . . . . . . .  $    0.50  $    0.49  $    1.57  $    1.49
                           =========  =========  =========  =========
  Based on average
    shares outstanding. .      8,964      8,903      8,956      8,884
                           =========  =========  =========  =========

  Diluted . . . . . . . .  $    0.50  $    0.49  $    1.56  $    1.48
                           =========  =========  =========  =========
  Based on average
    shares outstanding. .      9,039      8,976      9,028      8,961
                           =========  =========  =========  =========










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LANDAUER, INC.                                                ADD 5


                   SUMMARY CONSOLIDATED BALANCE SHEET
                    (unaudited, amounts in thousands)


                                              June 30,   September 30,
                                                2005         2004
                                              --------   -------------
ASSETS
  Current Assets
    Cash and cash equivalents . . . . . .      $  8,202      $  8,595
    Receivables, net of reserves. . . . .        18,135        15,060
    Other current assets. . . . . . . . .         7,080         6,635
                                               --------      --------
Total current assets. . . . . . . . . . .        33,417        30,290
                                               --------      --------

Net property, plant and equipment . . . .        18,170        18,540

Equity in joint venture . . . . . . . . .         4,254         3,916

Goodwill, net of amortization . . . . . .        13,240        13,156

Other intangible assets,
  net of amortization . . . . . . . . . .         5,970         6,337

Other operating assets,
  net of amortization . . . . . . . . . .         6,193         4,791

Other assets. . . . . . . . . . . . . . .         1,219           488
                                               --------      --------

TOTAL ASSETS. . . . . . . . . . . . . . .      $ 82,463      $ 77,518
                                               ========      ========


LIABILITIES AND
STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Accounts payable. . . . . . . . . . . .      $  1,011      $  1,306
  Notes payable . . . . . . . . . . . . .         4,311         5,262
  Dividend payable. . . . . . . . . . . .         3,811         3,577
  Deferred revenue. . . . . . . . . . . .        13,596        12,554
  Other current liabilities . . . . . . .         5,991         5,577
                                               --------      --------

Total current liabilities . . . . . . . .        28,720        28,276

Non-current Liabilities:
  Pension and postretirement
    liabilities . . . . . . . . . . . . .         5,033         3,845
  Deferred income taxes . . . . . . . . .         1,199         1,317
                                               --------      --------

Total non-current liabilities . . . . . .         6,232         5,162

Minority interest in subsidiary . . . . .            77            83

Stockholder's investment. . . . . . . . .        47,434        43,997
                                               --------      --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT. . . . . . . .      $ 82,463      $ 77,518
                                               ========      ========



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